Exhibit 10.5

PARTNERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

PETRO RESOURCES CORPORATION,

PRC HHEP II, LP

AND

HHEP GP II, L.P.

i

PARTNERSHIP INTEREST PURCHASE AGREEMENT

This PARTNERSHIP INTEREST PURCHASE AGREEMENT dated as of September 26, 2008 (this “Agreement”) is made by and among PETRO RESOURCES CORPORATION, a Delaware corporation (“Seller”), PRC HHEP II, LP, a Texas limited partnership (“Purchaser”) and HHEP GP II, L.P., a Delaware limited partnership (the “General Partner”).

RECITALS:

Seller is the record and beneficial owner of a 5⅓% limited partner interest (the “Partnership Interest”) in Hall-Houston Exploration  II, L.P., a Delaware limited partnership (the “Partnership”).  Seller desires to sell the Partnership Interest to Purchaser and Purchaser desires to purchase the Partnership Interest from Seller on the terms and conditions of this Agreement.  Upon the consummation of the transactions contemplated by Article II, Seller will own no interest in the Partnership and Purchaser will become a substituted limited partner in the Partnership with a 5⅓% limited partner interest in the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and in reliance thereon, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  In this Agreement, including the recitals, the following terms have the meanings specified in the following Sections:

Defined Term	Section

“Agreement”	Preamble
“Closing”	2.3
“Closing Date”	2.3
“General Partner”	Preamble
“Partnership”	Recitals
“Partnership Interest”	Recitals
“Purchase Price”	2.2
“Purchaser”	Preamble
“Seller”	Preamble

Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Partnership Agreement.

In addition, the following terms shall have the following meanings:

“Contract” shall mean, with respect to any Person, any contract, lease, commitment, sales order, purchase order, agreement, instrument, mortgage, deed of trust, indenture, franchise, note, bond or other contractual obligation pursuant to the terms of which such Person is entitled to any present or future benefit or subject to any present or future benefit, and shall include the certificate of incorporation, bylaws, partnership agreement and similar organizational documents of any Person.

“Governmental Authority” shall mean the government of the United States, any state or political subdivision thereof, and any body exercising executive, legislative, judicial regulatory or administrative authority or functions of or pertaining to government.

“Legal Requirement” shall mean any applicable constitutional provision, statute, act, code, law, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of any Governmental Authority.

“Liens” shall mean all mortgages, liens, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Hall-Houston Exploration II, L.P. dated as of April 21, 2006, as amended.

“Person” shall mean an individual, partnership, corporation, business trust, trust, unincorporated association, limited liability company, joint venture or any other entity of whatever nature.

“Securities Act” shall mean the Securities Act of 1933, as amended.

1.2            Interpretation.  In this Agreement, unless the context otherwise requires:

(a)    The terms “hereby,” “hereunder,” and any similar terms, as used in this Agreement, refer to this Agreement.

(b)    Any reference to any Section or Schedule contained in this Agreement shall refer to such Section or Schedule as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference.

(c)    Words shall apply equally to both singular and plural forms of the terms defined, and words importing gender shall include all genders.

(d)    Any headings preceding the text of the several Sections of this Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(e)    Unless expressly limited, all references to agreements are references to agreements as the provisions thereof may be amended, modified or waived from time to time.

(f)    The word “including” when following any general statement, term or matter shall not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or similar words, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

(g)    Statements herein qualified by “known to Seller,” “Seller’s knowledge” or a similar phrase shall mean that an executive officer of Seller after reasonable due inquiry has no current actual knowledge of the inaccuracy of such statement.  No knowledge of any other Person shall be imputed to Seller unless actually disclosed to Seller in writing.

ARTICLE II
PURCHASE AND SALE OF PARTNERSHIP INTEREST; CLOSING

2.1            Purchase and Sale of Partnership Interest.  Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties contained in this Agreement, as of 9:00 a.m. Houston, Texas time on the Closing Date:

(a)    Seller hereby sells, assigns, transfers and delivers, free and clear of any Liens, the Partnership Interest, together with all rights, titles, interests, remedies, powers and privileges thereunto appertaining, to Purchaser; and Purchaser hereby purchases and accepts the Partnership Interest and assumes Seller’s obligation to fund the remaining Unfunded Commitment with respect to the Partnership Interest of approximately $1,353,000 and hereby agrees to be bound by the Partnership Agreement as a Limited Partner;

(b)    Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account designated in writing by Seller;

(c)    Seller shall pay a placement fee equal to 3% of the Purchase Price to Herndon Plant Oakley Ltd. by wire transfer of immediately available funds to an account designated in writing by Purchaser;

(d)    Seller hereby withdraws from the Partnership as a limited partner; and

(e)    After giving effect to the sale and purchase under this Section and the completion of the Closing, Seller shall be a substituted Limited Partner in the Partnership with a 5⅓% Percentage Interest in the Partnership.

2.2            Purchase Price.  The aggregate cash consideration for the transfer of Seller’s Partnership Interest shall be $8,000,000 (the “Purchase Price”).

2.3            Closing.  The closing of the transactions contemplated by this Article II (the “Closing”) shall take place at the office of the General Partner at the address set forth in Section 7.1 of this Agreement on the date this Agreement is executed (such date, the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

3.1           Existence and Good Standing; Authority; Enforceability.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.

3.2           Partnership Interest.

(a)    Seller is the record and beneficial owner of the Partnership Interest, free and clear of all Liens (except for the requirements of applicable securities laws and the applicable provisions of the Partnership Agreement).

(b)    Except for the Partnership Agreement, there are no outstanding written or oral subscriptions, options, Contracts, commitments or demands of any character relating to the Partnership Interest to which Seller is a party or by which Seller is bound.  No proxy has been granted to any Person with respect to the Partnership Interest.

3.3           No Conflicts; Consents and Approvals.  Neither (i) the execution, delivery or performance of this Agreement by Seller, nor (ii) the consummation of the transactions herein contemplated do or will violate or result in a breach of or constitute a default under any applicable Contract or Legal Requirement.  Except for those that have been made, obtained or waived, as applicable, no consent, approval, notification, authorization or order of, or declaration, filing or registration with, or waiver or other action by any Governmental Authority or other Person is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.  Neither (i) the execution, delivery or performance of this Agreement by Seller, nor (ii) the consummation of the transactions herein contemplated will, to Seller’s knowledge, result in the imposition or creation of any Lien upon or with respect to the Partnership Interest.  Seller makes no representation that the sale of the Partnership Interests will not result in a reassessment or revaluation of the Partnership’s property and the imposition of tax therefor.

3.4           Litigation.  There is no litigation, investigation or other proceeding pending or, to Seller’s knowledge, threatened against Seller or any of Seller’s affiliates which, if adversely determined, would adversely affect Seller’s ability to perform its obligations under this Agreement.

3.5           Brokers.  Other than Herndon Plant Oakley Ltd., no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby, and other than Herndon Plant Oakley Ltd., no broker or finder is entitled to any brokerage or finder’s fee or other commission on account of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the General Partner that:

4.1           Existence and Good Standing; Authority; Enforceability.  Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its state of formation.  Purchaser has all requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement.  The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by such action, partnership or otherwise, necessary on behalf of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.

4.2           No Conflicts; Consents and Approvals.  Neither (i) the execution, delivery or performance of this Agreement by Purchaser, nor (ii) the consummation of the transactions herein contemplated do or will violate or result in a breach of or constitute a default under any applicable Contract or Legal Requirement.  Except for those that have been made, obtained or waived, as applicable, no consent, approval, notification, authorization or order of, or declaration, filing or registration with, or waiver or other action by any Governmental Authority or other Person is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of the Agreement or the consummation of the transactions contemplated hereby.

4.3           Litigation.  There is no litigation, investigation or other proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser or any of Purchaser’s Affiliates which, if adversely determined, would adversely affect Purchaser’s ability to perform its obligations under this Agreement or the Partnership Agreement.

4.4           Brokers.  Other than Herndon Plant Oakley Ltd., no broker or finder has acted directly or indirectly for Purchaser in connection with this Agreement or the transactions contemplated hereby, and other than Herndon Plant Oakley Ltd., no broker or finder is entitled to any brokerage or finder’s fee or other commission on account of Purchaser.

4.5           Investor Status and Investment Intent.

(a)    Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)    Purchaser is acquiring the Partnership Interest for Purchaser’s own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable securities law, and Purchaser has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization.

(c)    Purchaser has carefully reviewed and is familiar with the terms of the Partnership Agreement and understands and agrees that in connection with the Closing that Purchaser will become a party to, and be bound by all of the terms and conditions of, the Partnership Agreement.  The General Partner has made available to Purchaser or its representatives all other agreements, documents, records, and books that Purchaser or its representatives have requested relating to the purchase of the Partnership Interest.  Purchaser has had a full opportunity to ask questions of and receive answers from the General Partner or a Person acting on behalf of the Partnership concerning the terms and conditions of an investment in the Partnership, and all questions asked by Purchaser have been adequately answered to the full satisfaction of Purchaser.

(d)    Purchaser understands that the purchase and sale of the Partnership Interest has not been and will not be registered under the Securities Act or the securities laws of any other domestic or foreign jurisdiction and that the Partnership Interest cannot be sold or transferred without the prior written consent of the General Partner, which consent may be withheld in its sole and absolute discretion. Purchaser understands that any certificate representing the Partnership Interest will bear legends restricting the transfer thereof.

(e)    Purchaser understands that investment in the Partnership entails a high degree of risk and understands fully the risks associated with the operation of the Partnership and Purchaser’s investment in the Partnership.   Purchaser (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing and owning the Partnership Interest (ii) is able to bear the economic risk of losing its entire investment in the Partnership and (iii) is able to bear such risk for an indefinite period of time. Purchaser further represents that he is relying solely on its own conclusions or the advice of its own counsel or investment representative with respect to tax aspects of any investment in the Partnership.

4.6           Other.

(a)    Purchaser’s address set forth in Section 7.1 is the Purchaser’s principal place of business, and the Purchaser has no present intention of moving its principal place of business  to any other domestic or foreign jurisdiction.

(b)    Purchaser is not a “benefit plan investor” (as such term is defined in 29 C.F.R. §2510.3-101(f)(2)).

(c)    Purchaser understands that the Partnership has not been registered as an investment company under the Investment Company Act in reliance upon an exemption from registration thereunder, and it agrees that the Partnership Interest that it is acquiring may not be sold, offered for sale, transferred, pledged, hypothecated, or otherwise disposed of in any manner that would require the Partnership to register as an investment company under the Investment Company Act.  Purchaser has been advised that the Partnership has no obligation and does not intend to register any Interests under the Investment Company Act.  Purchaser will not maintain a separate investment account with respect to its investment in the Partnership whereby each of its partners, shareholders, trustees or other owners will have the right to elect not to participate in such investment, except where such election will require the consent of all persons or the consent of the Purchaser’s general partner (or other controlling person).  Purchaser shall deliver promptly to the General Partner any information or documents that the General Partner may reasonably request to verify the foregoing and to ensure compliance with the Investment Company Act and the availability of an exemption of the Partnership from registration thereunder.

(d)    Purchaser understands that neither the Partnership, the General Partner nor the GP Company has registered as an investment adviser under the Investment Advisers Act in reliance upon an exemption from registration provided by Section 203(b)(3) thereunder.  In particular and without limitation, the Purchaser is not an investment company registered under the Investment Company Act or any entity that has elected to be a business development company (as defined in Section 202(a)(22) of the Investment Advisers Act) pursuant to Section 54 of the Investment Company Act (and has not withdrawn such election), and Purchaser covenants that it will not transfer, pledge, hypothecate or otherwise dispose of its Partnership Interest to any such investment company or business development company.

(e)    Purchaser acknowledges and agrees that, pursuant to the Partnership Agreement, the General Partner has the exclusive power and discretion to make all investment decisions on behalf of the Partnership, subject to the terms of the Partnership Agreement.  Accordingly, the Purchaser acknowledges that neither the General Partner nor any Affiliate thereof has rendered or will render any investment advice or securities valuation advice to the Purchaser, and that Purchaser is not acquiring the Partnership Interest in reliance upon, or with the expectation of, any such advice.

(f)    Purchaser’s tax year ends on December 31 of each year.

(g)    Purchaser was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

(h)    Purchaser does hereby represent and warrant to the Partnership and to the General Partner that it and all of its beneficial owners are in compliance with all laws, statutes, rules and regulations relating to anti-terrorism or anti-money laundering laws of any federal, state or local government in the United States of America applicable to such person(s) or entity(ies), including without limitation, the USA PATRIOT Act, Pub. L, No. 107-56 (October 26, 2001), Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) and all other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control (“OFAC”), the Department of Treasury and in any enabling legislation or other Executive Orders in respect thereof.  Purchaser further represents and warrants to the Partnership and the General Partner that neither it nor any of its beneficial owners is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other lists of terrorists or terrorist organizations maintained and made publicly available by any governmental department, agency, or other entity.

(i)    Purchaser is eligible to acquire and hold an interest in federal oil and gas leases and is in compliance with the certification requirements under 43 CFR Parts 12 and 18 to the extent applicable to it.

(j)    Purchaser has not relied on any information provided by the Partnership or the General Partner in making its investment decision other than information contained in the informational memorandum of the Partnership dated February 20, 2006, in the estimate of the reserves, future production and income attributable to certain leasehold and royalty interests of the Partnership as of March 31, 2008 prepared by Ryder Scott Company or in communications sent to all of the Partnership’s limited partners as part of the Partnership’s normal reporting practices.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Consent and Waiver regarding Transfer of Partnership Interest.  The General Partner hereby (a) consents in all respects to the sale and transfer of the Partnership Interest by Seller to Purchaser under this Agreement, (ii) waives the requirement regarding the delivery of legal opinions as set forth in Section 8.2(a) of the Partnership Agreement, (iii) deems this Agreement to satisfy all other applicable conditions and requirements set forth in Section 8.2, (iv) consents to the withdrawal of Seller as a limited partner of the Partnership, and (v) consents to the admission of Purchaser as a Limited Partner with a 5⅓% Percentage Interest in the Partnership.

5.2           Sales and Transfer Taxes.  Seller shall pay all sales, use and transfer taxes, if any, arising from or related to the sale and transfer of the Partnership Interest.

5.3           Expenses.  Each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

5.4           Further Assurances.  Seller agrees, at the request of Purchaser and without any additional consideration, hereby agrees to do, make, execute, acknowledge and deliver all such other instruments of conveyance, assignment, transfer and consent as Purchaser may reasonably require to document the transfer of the Partnership Interest as contemplated by this Agreement.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1           Survival.  All representations and warranties made by Seller or Purchaser in this Agreement shall be continuing and shall survive the Closing for a period of 12 months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Purchaser or Seller, as the case may be, except that the representations of Seller set forth in Section 3.2 shall survive indefinitely.  Such representations and warranties shall thereafter terminate and be of no further force or effect; provided that there shall be no limitation period in the case of actual fraud.  All other agreements and undertakings in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing, shall survive the Closing in accordance with their terms.

ARTICLE VII
GENERAL

7.1           Notices.  All notices or requests or other communication required or permitted hereunder shall be marked “PERSONAL AND CONFIDENTIAL” and shall be delivered in writing as follows:

If to Purchaser:

PRC HHEP II, LP
Suite 2200 South Tower
800 N. Shoreline Blvd.
Corpus Christi, TX  78401
Telefax:  361- 888-9342
Attn:  Phillip M. Plant

If to Seller:

Petro Resources Corporation
777 Post Oak Blvd.
Suite 910
Houston, Texas 77056
Telefax:  (832) 369-6992
Attn:  Wayne P. Hall

If to the General Partner:

HHEP GP-II, L.P.
4605 Post Oak Place, Suite 100
Houston, Texas  77027
Telefax:  713-333-0976
Attn:  Brad Bynum

All notices or requests or other communications so addressed and dispatched by overnight courier shall be effective 24 hours after the time of delivery to the courier.  If so addressed but otherwise dispatched or telefaxed, they shall be effective when received.  The address of any party for such notice, request or other communication may be changed by giving notice to the other parties at any time.

7.2           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

7.3           Miscellaneous.

(a)    This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and may not be amended or modified in any respect or to any extent whatsoever, except by an instrument in writing, executed by each of the parties hereto.

(b)   This Agreement shall not be assignable by any Party without the prior written consent of each of the other parties hereto.

(c)    This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.  The Partnership shall be a third party beneficiary of the provisions of this Agreement that inure to the benefit of the Partnership.

(d)    In the event that any of the provisions contained herein shall be deemed invalid or unenforceable, then the remaining provisions shall be construed as if such invalid or unenforceable provisions were not contained herein.

(e)    THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

(f)    SELLER AND PURCHASER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT.

(g)   Unless otherwise specifically provided herein, time is of the essence of this Agreement and of each of its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:
PETRO RESOURCES CORPORATION
By: /s/ Wayne P. Hall
Name: Wayne P. Hall Title: Chief Executive Officer
PURCHASER:
PRC HHEP II, LP
By: PRC HHEP-GP, LLC, its general partner
By: /s/ Philip M. Plant
Name: Phillip M. Plant Title: President
GENERAL PARTNER:
HHEP GP-II, L.P.
By: Hall-Houston Exploration Partners, L.L.C., its general partner
By: /s/ Charles Bradley Bynum
Name: Charles Bradley Bynum Title: Vice President and Chief Financial Officer

September 29, 2008

Mr. Phillip M. Plant
PRC HHEP II, LP
800 N. Shoreline Blvd.
Suite 2200 South Tower
Corpus Christi, TX  78401

Re:	Partnership Interest Purchase Agreement (the “Purchase Agreement”) by and among Petro Resources Corporation (“Seller”), PRC HHEP II, LP (“Purchaser”) and HHEP GP II, L.P. (the “General Partner”)

Dear Mr. Plant:

Reference is hereby made to the Purchase Agreement for all purposes.  Any capitalized term used herein that is not defined herein shall have the meaning attributed to it in the Purchase Agreement.

As additional consideration for Purchaser’s execution and delivery of the Purchase Agreement, Seller hereby agrees that, if the General Partner makes one or more capital calls with respect to the Partnership Interest in an amount in excess of $1,353,000.00, Seller shall pay Purchaser the amount of such excess by wire transfer in immediately available funds within 24 hours of Purchaser’s notice to Seller of such capital call; provided that Seller’s total liability under this letter agreement shall not exceed $754,255.94 in the aggregate.  The parties to this letter agreement agree that to the extent Seller pays Purchaser any amounts pursuant to this letter agreement, such payments shall be treated as an adjustment to the Purchase Price.

This letter agreement shall be governed by the laws of the State of Texas without giving effect to any conflict of law provisions.

Each party to this letter agreement shall execute such further documents as may be necessary to effectuate the transactions contemplated hereby on terms reasonably satisfactory to the parties.

[Remainder of page intentionally left blank.]

Mr. Phillip M. Plant
September 29, 2008

Please indicate your agreement to the foregoing by countersigning this letter in the space provided below.

Sincerely,

PETRO RESOURCES CORPORATION

By: /s/ Wayne P. Hall Name: Wayne P. Hall Title: Chief Executive Officer

AGREED TO AND ACCEPTED
THIS 29th DAY OF September, 2008:

PRC HHEP II, LP
By: PRC HHEP-GP, LLC, its general partner By: /s/ Phillip M. Plant Name: Phillip M. Plant Title: President